EXHIBIT 10.2

AMENDMENT TO EMPLOYMENT AGREEMENT

Amendment dated as of July 15, 2020 (the “Amendment”) to that amended and restated employment agreement between Donnelley Financial Solutions, Inc., a Delaware corporation (“Donnelley Financial”) and Daniel N. Leib (the “Executive”), dated July 11, 2017 (the “Employment Agreement”). Capitalized terms used but not defined herein shall have the meaning set forth in the Employment Agreement.

Recitals

WHEREAS, Donnelley Financial and the Executive desire to amend the Employment Agreement, pursuant to its Section 6(g), as set forth below.

NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth below, the parties hereby agree as follows:

Agreement

1.	A new Section 4(i) shall be included in the Employment Agreement as follows:

Out Placement. If you are terminated due to a Qualifying Termination, for twelve (12) months following the date of your Separation from Service, you will be entitled to receive outplacement benefits with a value of up to $15,000.

2.	Section 4(f)(ii)(4) shall be amended and replaced in its entirety as follows:

4.    During a CIC Termination Period, any long-term incentive cash awards issued to you in lieu of, or in addition to, equity-based awards on or following January 1, 2020 will also be subject to the treatment described in this Section 4(f)(ii) upon a Qualifying Termination.

3.	A new Section 4((f)(ii)(5) shall be included in the Employment Agreement as follows:

1.    If you are terminated due to a Qualifying Termination other than during a CIC Termination Period, then (a) any unvested time-based equity award or time-based long-term cash incentive award shall immediately vest pro-rata upon your Separation from Service and be payable, calculated by multiplying the award amount by a fraction, the numerator of which equals the number of days you were employed by the Company during the applicable vesting period through the date of your Separation from Service and the denominator of which is the total number of days in the applicable vesting period, less the number of shares previously vested, and (b) any unvested performance-based equity award or performance-based cash incentive award shall continue to vest after your Separation from Service and pay out when such awards are paid pursuant to the applicable award agreement, based upon actual performance attained and multiplied by a fraction, the numerator of which equals the number of days you were employed by the Company during the applicable performance period through the date of your Separation from Service and the denominator of which is the total number of days in the applicable performance period. For the avoidance of doubt, and in order to give effect to the immediately preceding sentence, the provisions in any of your award agreements that provide unvested equity awards or cash incentive awards shall expire or be forfeited if your employment or service with the Company ends prior to the date on which a performance period ends or the date on which an award is settled shall be disregarded.

4.	In all other respects, the Employment Agreement shall remain in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the date first above written.

DANIEL N. LEIB		DONNELLEY FINANCIAL SOLUTIONS, INC.

/s/ Daniel N. Leib	By:	/s/ Kirk Williams
Daniel N. Leib		Kirk Williams
Chief Human Resources Officer